Exhibit 99.3

BIG ROCK PARTNERS ACQUISITION CORP. COMMON STOCK, WARRANTS AND RIGHTS
TO COMMENCE TRADING SEPARATELY ON DECEMBER 1, 2017

Delray Beach, FL, November 29, 2017 (ACCESSWIRE) – Big Rock Partners Acquisition Corp. (NASDAQ: BRPAU) (“Big Rock Partners” or the “Company”) today announced that the holders of the Company’s units may elect to separately trade the common stock, warrants and rights underlying the units commencing on December 1, 2017. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units that are not separated will continue to trade on the NASDAQ Capital Market under the symbol “BRPAU” and the common stock, warrants and rights are expected to trade under the symbols “BRPA,” “BRPAW” and “BRPAR,” respectively.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc. acted as the sole book running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

Registration statements relating to the units and the underlying securities were declared effective by the Securities and Exchange Commission (the “SEC”) on November 20, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the prospectus can be accessed through the SEC’s website at www.sec.gov.

About Big Rock Partners

Big Rock Partners is a blank check company formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Although the Company's search for a target business is not limited to a particular industry or geographic region, it intends to initially focus its search on identifying a prospective target business in the senior housing and care industry in the United States.

Big Rock Partners' management team includes Richard Ackerman, Chairman, President, and Chief Executive Officer, Lori Wittman, Chief Financial Officer and Treasurer, and Bennett Kim, Chief Investment Officer and Corporate Secretary.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Big Rock Partners Acquisition Corporation
Dawn Langford
(310) 734-2344
dlangford@bigrockpartners.com

SOURCE: Big Rock Partners Acquisition Corp.